As filed with the Securities and Exchange Commission on January 11, 2019

Registration No. 333-222611
Registration No. 333-218602
Registration No. 333-211699
Registration No. 333-204174
Registration No. 333-200877
Registration No. 333-209015
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-222611
Form S-8 Registration No. 333-218602
Form S-8 Registration No. 333-211699
Form S-8 Registration No. 333-204174
Form S-8 Registration No. 333-200877
Form S-3 Registration No. 333-209015
UNDER
THE SECURITIES ACT OF 1933

Hortonworks, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	37-1634325
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
5470 Great America Parkway
Santa Clara, California 95054
(Address of Principal Executive Offices)

Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended
Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan
Hortonworks, Inc. 2014 Employee Stock Purchase Plan, as amended and restated on August 24, 2015
(Full Titles of the Plans)
Robert Bearden
Chief Executive Officer
Hortonworks, Inc.
5470 Great America Parkway
Santa Clara, California 95054
(Name and Address of Agent for Service)
(408) 916-4121
(Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration those securities that remain unsold pursuant to the above referenced registration statements.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. #1 relates to the following Registration Statements on Form S-8 and Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Hortonworks, Inc. (the “Registrant”):

•
Registration Statement No. 333-222611, filed with the SEC on January 18, 2018, pertaining to the registration of 3,637,815 shares of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”) reserved for issuance under the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan, as amended from time to time (the “2014 Plan”), and 727,563 shares of Common Stock reserved for issuance under the Hortonworks, Inc. 2014 Employee Stock Purchase Plan, as amended and restated on August 24, 2015 and as amended from time to time (the “2014 Stock Purchase Plan”).

•
 Registration Statement No. 333-218602, filed with the SEC on June 8, 2017, pertaining to the registration of 3,071,470 shares of Common Stock reserved for issuance under the 2014 Plan and 614,294 shares of Common Stock reserved for issuance under the 2014 Stock Purchase Plan.

•
Registration Statement No. 333-211699, filed with the SEC on May 27, 2016, pertaining to the registration of 9,326,899 shares of Common Stock reserved for issuance under the 2014 Plan and 465,225 shares of Common Stock reserved for issuance under the 2014 Stock Purchase Plan.

•
 Registration Statement No. 333-204174, filed with the SEC on May 14, 2015, pertaining to the registration of 2,136,240 shares of Common Stock reserved for issuance under the 2014 Plan and 427,248 shares of Common Stock reserved for issuance under the 2014 Stock Purchase Plan.

•
Registration Statement No. 333-200877, filed with the SEC on December 12, 2014, pertaining to the registration of 6,936,232 shares of Common Stock reserved for issuance under the 2014 Plan, 2,500,000 shares of Common Stock reserved for issuance under the 2014 Stock Purchase Plan, and 13,602,127 shares of Common Stock reserved for issuance under the Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended from time to time.

•	Registration Statement No. 333-209015, originally filed with the SEC on January 15, 2016 and amended on February 1, 2016, pertaining to the registration of 9,688,750 shares of Common Stock.
The Registrant is filing this Post-Effective Amendment No. #1 to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.
On January 3, 2019, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018 (the “Merger Agreement”), by and among the Registrant, Cloudera, Inc. (“Cloudera”) and Surf Merger Corporation, a wholly owned subsidiary of Cloudera (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Cloudera (the “Merger”).
As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and Form S-3 and has duly caused the Post-Effective Amendment No. #1 to the Registration Statements on Form S-8 and Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on January 11th, 2019.

HORTONWORKS, INC.

By:	/s/ Jim Frankola
Jim Frankola
Chief Financial Officer
Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. #1 to the Registration Statements.